 NEWS RELEASE

For Immediate Release
October 7, 2009

Monitor Commences Chapter 15 Cases
in the United States On Behalf of Canwest

Operations to continue as usual during restructuring process

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced that FTI Consulting Canada Inc. ("FTI"), the Court-appointed Monitor (the “Monitor”) in the proceedings commenced yesterday by the Company and certain of its subsidiaries under Canada’s Companies’ Creditors Arrangement Act (the “CCAA”), sought protection yesterday in the United States Bankruptcy Court for the Southern District of New York (the “United States Bankruptcy Court”) under Chapter 15 of the United States Bankruptcy Code for certain of the entities involved in Canwest’s television business that filed for protection under the CCAA, including Canwest, Canwest Media Inc. and Canwest Global Broadcasting Inc./Radiodiffusion Canwest Global Inc.

The Monitor also obtained an immediate temporary restraining order from the United States Bankruptcy Court to protect Canwest and Canwest Television Limited Partnership, one of Canwest's principal broadcasting subsidiaries. Canwest's day-to-day operations and television programming are expected to continue without interruption during its restructuring.
Hearings before the United States Bankruptcy Court to continue the temporary restraining order and to recognize the Chapter 15 Application are scheduled for October 15, 2009 and November 3, 2009, respectively.

On Tuesday, Canwest, along with certain of its subsidiaries, filed for creditor protection under the CCAA with the intention of reorganizing.  At the initial hearing before the Ontario Superior Court of Justice (Commercial List) at Toronto (the "Canadian Court"), which is overseeing Canwest's CCAA proceedings, FTI was appointed as Monitor and foreign representative for Canwest.  FTI was also authorized by the Canadian Court to file the Chapter 15 cases to protect Canwest's interests and assets in the United States.

Through the Chapter 15 cases, the Monitor is requesting that the United States Bankruptcy Court recognize the Canadian CCAA cases in the United States with respect to certain of the Canwest entities and provide limited aid to the CCAA proceedings, including a stay of proceedings and actions in the United States against the entities included in the Chapter 15 proceedings.  The Monitor is also asking for a preliminary injunction to prevent television studios and other television content providers from interfering with Canwest's broadcasting rights to its many popular American hit shows.

 “We’ve taken action now to ensure the long-term viability of Canwest's operations,” said Leonard Asper, President and CEO of Canwest.  “Our goal is to complete the restructuring process in Canada as quickly as possible.”  He added, “The commencement of the Chapter 15 cases will protect Canwest’s CCAA proceedings so that Canwest can emerge from CCAA a financially stable company that is ready to take advantage of the Canadian economy as it begins to improve.”

More information about Canwest’s restructuring can be found at www.canwest.com.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) is Canada’s largest media company.  In addition to owning the Global Television Network and 23 industry-leading specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com